Exhibit 99.1

FOR IMMEDIATE RELEASE:

Date:	January 25, 2006
Contact:	David Nolan
Treasurer and Chief Financial Officer
(315) 336-7300

Rome Bancorp Reports Record Annual Earnings and Increase in Quarterly Dividend

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month period and the year ended December 31, 2005 (unaudited).

Net income for the Company for the twelve month period ended December 31, 2005 was $3.4 million, or $0.36 per diluted share, compared to $2.4 million, or $0.25 per diluted share for 2004. The increase in earnings for the year was primarily driven by increases in net interest income before the provision for loan losses of $2.0 million, a reduction in the provision for loan losses in the amount of $275,000 and increases in non-interest income of $255,000, partially offset by increases in non-interest expense of $876,000 and income tax expense of $696,000. Net interest margin for the twelve months ended December 31, 2005 was 4.80%, the highest in the history of the Company, up from 4.73% for the same period of 2004. The increase in net interest margin is attributable to the proceeds from the Company's first quarter 2005 stock offering being used to both invest in interest earning assets and pay down interest bearing liabilities. Service charges and other non-interest income increased to $1.9 million for the year ended December 31, 2005 from $1.6 million for 2004. This increase is related to both increases on fee revenue from deposit accounts, as well as a reimbursement of collection expenses in the amount of $167,000 associated with recovery of a loan charged-off in fiscal 2000. Gains on securities sales for the year ended December 31, 2005 were $71,000, down from $125,000 in the prior year, due to a lower level of sales activity.

The Company recorded a provision for loan losses in 2005 of $115,000, as compared to $390,000 in 2004. During the current year, the Company received a large second quarter recovery on a commercial loan that had been charged off in fiscal 2000. Because of this recovery and the continued stable asset quality of the overall loan portfolio, a lower provision was deemed necessary. The allowance for loan losses as a percentage of total loans was 0.77% at December 31, 2005 compared to 0.86% at December 31, 2004. This ratio is considered appropriate due to the growth in the Company's residential mortgage portfolio of $12.3 million over the past year. Due to stringent underwriting standards, the history of losses on this portfolio is significantly lower than on the remaining loans. The allowance for loan losses as a percentage of non-performing loans was 207.0% at December 31, 2005, as compared to 241.3% at the previous year end.

Partially offsetting year to date increases in net interest income and non-interest income were increases in non-interest expense and income tax expense, in the amounts of $876,000 and $696,000, respectively.

The increase in non-interest expense was principally attributable to professional services associated with Sarbanes-Oxley section 404 compliance activities, higher wages, equipment maintenance costs and costs related to the Company's conversion to a larger, fully public capital base. The increase in tax expense is directly attributable to increased pre-tax income and a reduction in tax preference items.

For the three month period ended December 31, 2005, the Company recorded net income of $781,000 or $0.08 per diluted share as compared to $737,000, or $0.08 per diluted share for the same period in 2004. The increase in quarterly earnings was primarily attributable to a $626,000 increase in net interest income before provision for loan losses and a $70,000 increase in non-interest income. Partially offsetting the foregoing increase was a $50,000 increase in the provision for loan losses, a $553,000 increase in non-interest expense and a $49,000 increase in income tax expense over the fourth quarter of 2004.

Net interest income was $3.6 million for the three months ended December 31, 2005, an increase of $626,000 or 20.7% from $3.0 million for the three months ended December 31, 2004. This increase is due to an increase in average interest earning assets $42.4 million or 17.0% over the fourth quarter of 2004 levels and a decrease in interest bearing liabilities of $16.1 million or 8.1% over the same period. These changes were brought about by the deployment of proceeds from the Company's March 2005 stock conversion and offering. Net interest margin increased to 5.01% in the current quarter, up from 4.89% in the same period of 2004.

The Company recorded $115,000 as a provision for loan losses in the fourth quarter of 2005, as compared to $65,000 in the same period of 2004. During the fourth quarter, the Company charged off $393,000 of loans, principally in its consumer and small business portfolios. Because of the fourth quarter charge-off activity, a provision of $115,000 was deemed necessary. The Company does not see the fourth quarter charge-off level as indicative of ongoing asset quality.

Non-interest income recorded in the fourth quarter of 2005 increased by $70,000 over the same period of 2004, primarily due to growth in customer fee income. Non-interest expense increased by $553,000 over fourth quarter 2004 levels. Employee costs rose by $157,000 due to increased wages and ESOP expense. In the current quarter, the Company expended approximately $123,000 in outside service costs associated with Sarbanes-Oxley section 404 compliance activities. An additional $127,000 of the increase in current quarter non-interest expenses is attributable to the Company's conversion from an MHC to a fully public company earlier in 2005.

Total assets were $308.8 million at December 31, 2005 in comparison to $268.2 million at December 31, 2004, principally due to the receipt of the proceeds of the Company's stock offering completed at the end of the first quarter. The balance of investments and interest bearing funds grew by $20.1 million during 2005 to $46.1 million. The loan portfolio increased by 8.9% primarily due to increases in residential mortgage and commercial lending.

Charles M. Sprock, Chairman, CEO and President of Rome Bancorp, Inc., stated, "We are pleased to report both the Company's highest level of earnings and net interest margin since our initial public offering in 1999. The year 2005 has been extremely successful in terms of both earnings and groundwork laid to promote further growth opportunities."

The Company also announced that its Board of Directors has declared an increased quarterly dividend on the Company's common stock in the amount of 7.5 cents ($0.075) per share for stockholders of record at the close of business on February 6, 2006. The dividend is payable on February 21, 2006. The current dividend declared represents an increase of 13.3% over the previous quarterly dividend.

Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc. Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

			As of
			December 31,	December 31,
			2005	2004
Selected Financial Condition Data:
Total assets			$308,853	$268,152
Loans, net			251,918	231,272
Securities			11,882	19,116
Cash and cash equivalents			34,235	6,929
Total deposits			201,468	208,787
Borrowings			9,374	18,843
Total shareholders' equity			93,478	36,258
Allowance for loan losses			1,960	2,000
Non-performing loans			947	829
Non-performing assets			947	829

	For the three months ended December 31,		For the twelve months ended December 31,
	2005	2004	2005	2004

Selected Operating Data:
Interest income	$4,418	$3,773	$16,535	$14,498
Interest expense	775	755	3,036	3,042
Net interest income	3,643	3,018	13,499	11,456
Provision for loan losses	115	65	115	390
Net interest income after provision for loan losses	3,528	2,953	13,384	11,066
Non-interest income:
Service charges and other income	460	400	1,921	1,596
Net gain (loss) on securities	60	50	105	176
Total non-interest income	520	450	2,026	1,772
Non-interest expense	2,809	2,256	9,977	9,102
Income before income taxes	1,239	1,147	5,433	3,736
Income tax expense	458	410	2,031	1,336
Net income	$781	$737	$3,402	$2,400

Rome Bancorp, Inc. Selected Financial Data (Unaudited) (Dollars in thousands, except per share data)

		For the three months ended December 31,		For the twelve months ended December 31,
		2005	2004	2005	2004

Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share		$0.09	$0.08	$0.37	$0.26
Diluted earnings per share		$0.08	$0.08	$0.36	$0.25
Return on average assets		1.01%	1.10%	1.13%	0.91%
Return on average equity		3.31%	8.34%	4.29%	6.67%
Net interest rate spread	1	4.38%	4.59%	4.27%	4.41%
Net interest margin	1	5.01%	4.90%	4.80%	4.73%
Non-interest expense to average assets		3.62%	3.38%	3.31%	3.45%
Efficiency ratio	1	67.94%	65.14%	64.09%	68.72%
Average interest-earning assets to average interest-bearing liabilities		159.82%	125.45%	149.44%	125.61%

		As of

	December 31, 2005		December 31, 2004
Equity Ratios:
Equity to assets	30.27%		13.52%
Book value per share	$9.66		$8.57

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.37%		0.36%
Nonperforming assets as percent of total assets	0.31%		0.31%
Allowance for loan losses as a percent of loans	0.77%		0.86%
Allowance for loan losses as a percent of non- performing loans	207.0%		241.3%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.